EXHIBIT 99.3

FOR IMMEDIATE RELEASE

PRESS RELEASE

CSG Systems International Announces

An Increase in Share Repurchase Authorization

DENVER, CO - (September 5, 2023) CSG Systems International, Inc. (NASDAQ: CSGS) today announced that its Board of Directors has increased the authorization under CSG’s existing Stock Repurchase Program by an additional $100 million. This new authorization was in part due to the fact that CSG expects to enter into privately negotiated transactions in connection with its offering of convertible senior notes to repurchase substantially all of the remaining shares authorized under the prior repurchase authorization.

Under the authorization, purchases of CSG’s common stock may be made from time to time at CSG’s discretion through open market purchases, in privately negotiated transactions or by other means, including under a Rule 10b5-1 plan. The actual timing and amount of share repurchases will be dependent on the then-current market conditions and other business-related factors. CSG undertakes no obligation to repurchase any shares under the Stock Repurchase Program.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities.

About CSG

CSG empowers companies to build unforgettable experiences, making it easier for people and businesses to connect with, use and pay for the services they value most. Our customer experience, billing and payments solutions help companies of any size make money and make a difference. With our SaaS solutions, company leaders can take control of their future and tap into guidance along the way from our fiercely committed and forward-thinking CSGers around the world.

Want to learn more about how to be a change-maker and industry shaper like our 1,000-plus clients? Visit csgi.com to learn more.

For more information, contact:

John Rea, Investor Relations
Phone: (210) 687-4409
E-mail: john.rea@csgi.com